exhibit 3c


          Certificate of Amendment to Articles of Incorporation
                     For Nevada Profit Corporations
      (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
                          -Remit in Duplicate -

1. Name of corporation:  ATR Search Corporation. (C5191-2001)


2. The articles have been amended as follows (provide article numbers, if available):

                ARTICLE I is amended to read as follows:

     1.   Name of Company:

                        CareDecision Corporation

                ARTICLE 4 is amended to read as follows:

     4.   Authorized Shares:

The aggregate number of shares which the corporation shall have authority to issue shall consist of 200,000,000 shares of Common Stock having a $.001 par value, and 5,000,000 shares of Preferred Stock having a $.001 par value. The Common Stock and Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders. The Common Stock and Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such share of Common Stock and Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.


3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater portion of the voting power as may be required in the case of a vote by classes or series, or may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:
a majority     .


4. Signatures:


/s/ Michael Vogel                       /s/ Robert Cox
------------------------                ----------------------
Michael Vogel, Secretary,               Robert Cox, President,
Treasurer & Director                    CEO & Director


/s/ Peter Giacalone
-------------------------
Peter Giacalone, Director



IMPORTANT:     Failure to include any of the above information and remit
the proper fees may cause this filing to be rejected.






                Nevada Secretary of Slate Form 78.385 PROFIT AMEND199901
                                                    Revised on' 07121/01


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